Exhibit 99.1

California Pizza Kitchen Reports Preliminary Fourth Quarter 2007 Results and Revises Fiscal 2008 Guidance

LOS ANGELES--(BUSINESS WIRE)--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that revenues increased 11.6% to $162.9 million for the fourth quarter ended December 30, 2007 versus $146.0 million in the fourth quarter of 2006. Comparable restaurant sales increased approximately 1.8% compared to 6.9% in the fourth quarter a year ago.

During its November 8, 2007 conference call, the Company forecasted a comparable restaurant sales increase of 2.0%-3.0% and fourth quarter 2007 earnings in the range of $0.22-$0.23 per diluted share. Based on fourth quarter 2007 revenues and comparable restaurant sales of 2.8%, 1.7% and 0.7% in October, November and December, respectively, management now expects earnings of $0.16-$0.18 per diluted share.

For the fourth quarter of 2007, the Company added seven full service restaurants in San Bernardino, California; Clinton Township, Michigan; Stamford, Connecticut; Mesa, Arizona; Leawood, Kansas; Brandon, Florida; and Las Vegas, Nevada. In addition, the Company’s international franchise partners Global Restaurant Concepts Inc. and Iris Co. Ltd. each added one full service restaurant in Makati City, Philippines and Seoul, South Korea, respectively.

The Company also announced that due to continuing challenges in the macroeconomic environment, it is revising estimates for fiscal 2008 to negative 1.0% to 0.0% comparable restaurant sales with corresponding earnings of $0.54-$0.60 per diluted share. During its November 8, 2007 conference call, the Company forecasted a comparable restaurant sales increase of 2.0%-3.0% and 2008 earnings in the range of $0.85-$0.92 per diluted share.

The Company intends to release its fourth quarter earnings on February 14, 2008 at approximately 4:00 pm ET with a conference call to follow on the same day at approximately 5:00 pm ET. A webcast of the conference call can be accessed at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.37. As of January 15, 2008 the company operates, licenses or franchises 228 restaurants, of which 193 are company-owned and 35 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
California Pizza Kitchen, Inc.
media, Sarah Grover
investors, Sue Collyns
310-342-5000